Title:

CHICAGO EQUITY PARTNERS CODE OF ETHICS

Section:

GENERAL

Ref. No.:

A-01

Revised:   June 2005

Under the terms of the Investment Advisers Act of 1940, Chicago Equity Partners LLC (Chicago Equity Partners) has a fiduciary relationship in providing investment management services to its clients. This Code of Ethics shall govern all Covered Persons and directors of Chicago Equity Partners. Any violations of the Code of Ethics shall be immediately reported to the President or the Chief Compliance Officer.

General Policy

Covered Persons shall conduct themselves with integrity and act ethically in their dealings with clients, the public and fellow Covered Persons. All Covered Persons will comply with the CFA Institute Code of Ethics (Exhibit A) and Chicago Equity Partners’ Personal Securities Trading Guidelines (see Policy E-04).

Compliance with Laws and Regulations

Covered Persons shall maintain knowledge of and shall comply with all applicable laws and regulations of any governing agency or self-regulatory organization, and shall comport himself or herself in conformity with standards or conduct promulgated by applicable professional or financial organizations.

Prohibition Against Use of Material Nonpublic Information

Covered Persons shall comply with all government laws and regulations and Chicago Equity Partners’ policies and procedures relating to the use and communication of material nonpublic information.  Covered Persons shall not trade securities while in possession of, nor communicate, material nonpublic information in breach of a duty, or if the information is misappropriated.

Responsibility of Management and Covered Persons

Management of Chicago Equity Partners shall establish, maintain and enforce this Code of Ethics and relevant policies and procedures designed to implement the standards hereunder, to prevent the breach of any applicable laws and regulations.  Compliance is an individual responsibility.  Failure to comply with all rules and regulations will result in penalties up to and including termination.

Investment Management

Covered Persons of Chicago Equity Partners engaged in any facet of investment management of client accounts shall exercise diligence and thoroughness in making investment recommendations, avoiding material misrepresentations, and maintaining records to support the reasonableness of any such actions.  Such Covered Persons shall deal fairly with all clients in disseminating investment recommendations and taking investment actions.

Priority of Transactions

Covered Persons shall ensure that transactions for clients shall have priority over transactions in securities or other investments in which Covered Persons have beneficial interests.  Management of Chicago Equity Partners shall take appropriate measures to ensure that all Covered Persons abide by the highest ethical standards, in conformity with all applicable government laws and regulations, as well as Chicago Equity Partners ’ policies and procedures.

Conflicts of Interest

Covered Persons shall make every effort to avoid even the appearance of conflict of interest in the conduct of their duties.  Covered Persons of Chicago Equity Partners shall disclose to clients any conflict of interest.

Preservation of Confidentiality

Covered Persons shall preserve the confidentiality of information communicated by the client concerning matters within the scope of the confidential relationship.

Professional Misconduct

Covered Persons shall not commit any felony or other criminal act that upon conviction materially reflects adversely on his/her honesty or trustworthiness, nor shall he or she engage in conduct involving dishonesty, fraud, deceit or misrepresentation.

Distribution:

This policy, updated to include any subsequent amendments,  will be distributed to each Covered Person on an annual basis. All Covered Persons will acknowledge the receipt of the policy and their acceptance of the content of the policy.

This policy, updated to include any subsequent amendments, will be also be distributed to each new employee on their start date. Each new employee will acknowledge receipt of the policy and acceptance of the content of the policy.